Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Twilio Inc.:

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Twilio Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that the Company acquired Segment.io (Segment) during fiscal 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 1, 2020, Segment’s internal control over financial reporting associated with $253.6 million, or 3%, of total assets and $23.0 million, or 1% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Segment.

Our report on the consolidated financial statements refers to the change in method of accounting for leases on the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases, as of January 1, 2019.

/s/ KPMG LLP

Santa Clara, California

August 2, 2021